Exhibit 99.1

ADDITIONAL RISK FACTORS

Risks Related to our Indebtedness

Our substantial indebtedness could adversely affect our business and financial condition and could prevent us from fulfilling our obligations under the senior notes.

We now have, and will continue to have in the foreseeable future, a significant amount of debt. As of December 31, 2006 and June 30, 2007, we had approximately $1.8 million and $16.0 million, respectively, of total debt outstanding. Subject to the terms of the agreement and instruments governing our 6.5% senior convertible notes due January 12, 2012, we may be permitted to incur additional indebtedness, including secured debt, in the future.

The degree to which we are leveraged could have important adverse consequences to us, limiting management’s choices in responding to business, economic, regulatory and other competitive conditions. In addition, our ability to generate cash flow from operations sufficient to make scheduled payments on our debts as they become due will depend on our future performance, our ability to successfully implement our business strategy and our ability to obtain other financing. Our indebtedness could also adversely affect our financial position.

Our substantial indebtedness could have important consequences to holders of the senior notes and our other securities. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the senior notes and our obligations under our other indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

Amounts outstanding from time to time under other present and future indebtedness may mature prior to the 2012 maturity date of the senior notes and may be payable in cash. In addition, upon the occurrence of various events, such as a change of control, some or all of our outstanding debt obligations may come due prior to their maturity date and at a premium to the stated principal amount.

To service our indebtedness, we may require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

Our ability to make cash payments, if required, to service our indebtedness will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We believe our cash flows from operating activities and our existing capital resources, including the liquidity provided by the senior notes, will be sufficient to fund our operations and commitments through August 2007. We cannot assure you, however, that our business will generate sufficient cash flows from operations or that future sources of funds will be available to us in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. To do so, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets, or seek additional equity financing. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

The agreement and instruments that govern our senior notes contain various covenants that limit our discretion in the operation of our business.

The agreement and instruments that govern our senior notes contain various restrictive covenants that, among other things, require us to comply with and continue to comply with certain financial tests and restrict our and our subsidiaries’ ability to:

•	amend the terms of the senior notes to adversely affect the holders thereof;

•	incur more debt;

•	create liens;

•	amend our articles of incorporation so as to adversely affect the holders of the senior notes;

•	enter into any sale or leaseback arrangement;

•	change the primary focus of our business;

•	make certain investments and payments;

•	enter into transactions with affiliates;

•	enter into agreements that limit a third party’s ability to:

•	pay obligations owed to the holders of the senior notes; and

•	make loans, advances or guarantees to us, or pay us dividends or distributions;

•	pay dividends or make other distributions on our common stock;

•	redeem any common stock or common stock equivalents;

•	make any loans, advances or guarantees; and

•	obtain subsequent equity financing.

Our ability to comply with these covenants is subject to various risks and uncertainties. In addition, events beyond our control could affect our ability to comply with and satisfy the financial tests required by the agreement and instruments governing our senior notes. Any failure by us to comply with all applicable covenants could result in an event of default with respect to, and the acceleration of the maturity of, a substantial portion of our debt. Even if we are able to comply with all applicable covenants, the restrictions on our ability to operate our business in our sole discretion could harm our business by, among other things, limiting our ability to take advantage of financing, mergers, acquisitions and other corporate opportunities.

Federal and state statutes allow courts, under certain circumstances, to void our subsidiaries’ guarantees of the senior notes under fraudulent transfer laws.

The senior notes are guaranteed by our subsidiaries that have entered into guarantee agreements with respect to the senior notes. Fraudulent conveyance laws permit a court to avoid or nullify the guarantees of the senior notes by our subsidiaries if the court determines that such guarantees were made by a fraudulent conveyance. Generally, if a court were to find that:

•	the debtor incurred the challenged obligation with the actual intent of hindering, delaying or defrauding present or future creditors; or

•	the debtor received less than reasonably equivalent value or fair consideration for incurring the challenged obligation and

•	was insolvent or was rendered insolvent by reason of incurring the challenged obligation;

•	engaged or was about to engage in a business or transaction for which its assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured;

the court could, subject to applicable statutes of limitations, avoid the challenged obligation in whole or in part. The court could also subordinate claims with respect to the challenged obligation to all other debts of the debtor. The court’s determination as to whether the above is true at any relevant time will vary depending upon the factual findings and law applied in any such proceeding.

Generally, a debtor will be considered insolvent if:

•	the sum of its debts was greater than the fair saleable value of all of its assets at a fair valuation; or

•	if the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts as they become fixed in amount and nature.

Also, a debtor generally will be considered to have been left with unreasonably small capital if its remaining capital, including its reasonably projected cash flow, was reasonably likely to be insufficient for its foreseeable needs, taking into account its foreseeable business operations and reasonably foreseeable economic conditions.

A court could void our subsidiaries’ guarantees of the senior notes under state fraudulent transfer laws. Although the guarantees provide you with a direct claim against the assets of our subsidiaries under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that guarantor. In addition, a court could void any payments by that guarantor pursuant to its guarantee and require that such payments be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor. If a court voided the guarantee of the senior notes by a subsidiary as a result of a fraudulent conveyance, or held the guarantee unenforceable for any other reason, as a holder of senior notes, you would no longer have a claim as a creditor against the assets of that subsidiary.

Any fraudulent transfer challenges, even if ultimately unsuccessful, could lead to a disruption of our business and an alteration in the manner in which that business is managed. As a result, our ability to meet our obligations under the senior notes or in connection with our other debt may be adversely affected.

Risks Related to Our Business

To date, we have a history of operating losses and anticipate losses in the future, and we cannot guarantee that we will ever become profitable.

We incurred net losses of approximately $8.0 million for the year ended December 31, 2006, and net losses of approximately $6.9 million for the six months ended June 30, 2007. We expect to incur significant operating losses in the future. We will need to generate significant amounts of net sales to achieve and maintain profitability, and we cannot give assurances that we will be able to do so. Our net sales for the year ended December 31, 2006 and the six months ended June 30, 2007 were approximately $0.2 and $0.6 million, respectively, and our operating expenses for those periods were approximately $7.5 million and $5.9 million, respectively. We spent approximately $2.6 million and $1.3 million, respectively of our total operating expenses on selling and marketing expenses during such periods, which we believed was necessary for us to grow our business and increase market awareness of our product offerings. If cash flow permits us to do so, we anticipate increasing our selling and marketing expenses during the remainder of 2007 and for the foreseeable future. We also anticipate an increase in general and administrative expenses in 2007 over 2006 because of public company and related expenditures. If net sales do not increase significantly, if we are unable to raise sufficient capital to support these expenses, or if we cannot manage or control our operating expenses, our financial performance will be adversely affected.

We may not be able to implement our business strategy if we are unable to obtain additional needed capital on acceptable terms.

We have limited financial resources. As of December 31, 2006 and June 30, 2007, we had an accumulated deficit of approximately $15.0 million and $21.9 million, respectively, $0.0 million and $0.8 million, respectively, of unrestricted cash and cash equivalents, and a working capital deficiency of approximately $4.9 million and $4.0 million, respectively. In 2006 and during the first six months of 2007, our net sales were substantially less than our operating expenses. For this reason, we will ultimately be required to access additional sources of capital in order to fully implement our business strategy and grow our business as desired. While we believe, based on capital we have raised during the first quarter of 2007, that we have sufficient funds to support our operations through August 2007, we may need additional capital to continue to operate thereafter and to successfully implement our business plan. We may need to raise additional funds sooner than anticipated in order to respond to unanticipated expenses or market conditions.

We currently do not have any commitments for additional financing and our ability to obtain additional debt or equity financing is significantly limited by the terms of the senior notes. There can be no assurance that we will have the necessary and appropriate levels of capital to operate or grow our business. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. Any such consequence may hinder our ability to implement our business strategy or continue as a going concern. If adequate funds are not made available to us on acceptable terms, we will be required to manage or curtail our marketing and business development activities. If efforts to manage our expenses are also unsuccessful, we may be forced to cease operations altogether.

We will be profitable only if consumers who have traditionally used invasive diagnostic testing procedures elect to use our OTC and POC non-invasive diagnostic testing devices.

For us to grow and be successful, consumers who have historically used traditional invasive diagnostic testing procedures will need to elect to purchase and use our OTC non-invasive diagnostic products. Additionally, physicians, who have historically utilized invasive testing methods, will need to elect to use our POC testing devices in their offices. Prior to the launch of MenoCheck® and MenocheckPro® and its competitors, in-home and POC menopause tests were not widely available to consumers or healthcare providers. It is impossible to predict to what degree our product will gain market acceptance. Many of the factors influencing the consumer’s willingness to use our product are outside our control. Consequently, it is possible that consumers will never utilize our product to the degree necessary for us to generate significant revenues or achieve profitability.

We face intense competition in the contraceptive industry, and if we are unable to compete effectively, our business will suffer.

The contraceptive industry is highly competitive. Although we are planning to relaunch the Today® Sponge with an aggressive multimedia advertising campaign, our advertising campaign may not be successful. In addition, we expect to compete with other methods of contraception, including the birth control pill, vaginal rings, condoms, contraceptive gels, contraceptive films, intrauterine devices, injectable and implantable contraceptives, contraceptive patches and tubal ligation. Moreover, new competition and products may arise, and our competitors may have greater corporate, financial, operational, sales and marketing resources, and more experience in research and development than we have. We cannot assure you that our competitors will not succeed in developing or marketing technologies or products that may render the Today® Sponge obsolete or noncompetitive or reduce demand for the Today® Sponge. Therefore, if we are not able to compete effectively in the contraceptive industry, our business, results of operations and financial condition will suffer significantly.

We have a limited operating history, which makes it difficult to evaluate our business and prospects.

We had been a development stage company with no active business from our formation in 1998 until we acquired our wholly owned subsidiary, Synova Healthcare, Inc., in February 2005. Synova Healthcare, Inc. was incorporated in April 2003. We have had limited revenue to date and we have a very limited operating history from which to evaluate our business and prospects. As a result, because of our limited operating history and the emerging nature of the market in which we compete, it is difficult to evaluate us and our prospects. An investor in our common stock must consider the risks we will face as an early stage company with a new management team operating in our target markets. These risks include our inability to:

•	market and sell the products we offer;

•	successfully re-launch the Today® Sponge;

•	successfully expand our sales and marketing efforts;

•	maintain current distribution agreements, and develop new ones;

•	promote acceptance of the products we sell among consumers and medical professionals;

•	effectively respond to competitive and other pressures; and

•	continue to identify and introduce new OTC and POC product offerings in the women’s healthcare industry.

Given this lack of operating history, the emerging nature of the market in which we compete, and the risks typically associated with such markets, to be successful, we must, among other things: attract consumers to our products; enhance our brand name; develop new product and service offerings; attract, integrate, retain and motivate qualified personnel; and adapt to meet changes in our markets and competitive developments. We may not be successful in accomplishing these objectives, which would have a material adverse effect upon our success and financial condition.

We rely upon others to manufacture and sell to us our product offerings under distribution and manufacturing agreements that provide us with limited or no protection against cancellation or termination.

Presently, we rely on a limited number of manufacturers to provide us with our product offerings. We obtain these products pursuant to distribution or manufacturing agreements with the manufacturers. Our distribution and manufacturing agreements that we enter into provide only limited protection to us, and we are dependent on the manufacturers to produce appropriate amounts of their products for us to sell.

If we fail to purchase specified quantities of product, the manufacturer or distributor may, under these agreements, have the right to terminate the agreements or convert them to non-exclusive agreements. At present, we may not be in compliance with the minimum purchase requirements under some of these agreements.

If any of our distribution agreements are terminated for any reason, including for failure to order the requisite amount of product from the manufacturer, we will lose our ability to sell the products covered under that distribution agreement and to generate sales from such products. This would hinder our ability to operate profitably or at all, and may cause us to be unable to remain a going concern. Additionally, to the extent that our distribution agreements provide us only with a non-exclusive right to distribute a product, if the manufacturer provides other companies with similar distribution rights, our ability to compete or otherwise take advantage of the marketing expenses we incur to generate sales for that product may decline. We are also dependent upon the financial and economic health of these manufacturers, many of whom may themselves be early stage companies and subject to the same risks and uncertainties that we are. Failure or delay by these manufacturers in fulfilling our current and anticipated future needs would adversely affect our ability to market and deliver our products. The occurrence of one or any of these circumstances could have a material adverse effect on our operations and financial results.

We own a minority interest in Bio Pad Ltd., and the risks inherent in Bio Pad’s business and our ownership of this interest could negatively affect us or our financial results.

We own a 25% equity interest in Bio Pad Ltd., a privately-held Israeli research and development company incorporated in March 2005, which we purchased for approximately $2.6 million. The success of Bio Pad’s business and our relationship with Bio Pad will depend primarily upon its ability to timely and cost-effectively develop, among other things, a non-invasive medical device to monitor fetal movement during the last trimester of pregnancy. In doing so, Bio Pad will be required to comply with federal, state, local and foreign laws governing the marketing and sale of medical devices. There can be no assurance that Bio Pad can complete this development or, if such development occurs, satisfy applicable legal requirements for us to market and sell this product in the United States or any other territory.

Furthermore, Bio Pad is an unproven, development stage company that does not have any history of operations, profitable or otherwise. Bio Pad currently has not realized any material revenue from its operations and is using capital it has raised, including our investment in Bio Pad, to fund its research and development efforts and working capital needs, and to pay operating expenses. Any failure by Bio Pad to develop its products in a timely manner or at all and to ultimately receive revenues from the marketing and sale of such products would adversely affect its business and, in turn, the value of our investment in Bio Pad. Furthermore, there is no assurance that the costs of development of this fetal monitoring product will not exceed the amount of funds that Bio Pad has raised to support its operations, and Bio Pad may not be able to obtain additional funding on acceptable terms, or at all. In such a case, Bio Pad may cease operations and we would lose the value of our entire investment in Bio Pad, which would have a material adverse effect on our financial condition and results of operations.

Our interest in Bio Pad is illiquid and there is no established trading market for this investment. Thus, we may not be able to exit this investment or receive cash for our investment in Bio Pad until such time as Bio Pad has a liquidity event such as a sale, recapitalization, or initial public offering. The illiquidity of this investment may adversely affect our ability to dispose of this interest if it became necessary or advantageous for us to do so. Under certain circumstances, we may be forced to sell our interest in Bio Pad pursuant to the “drag-along” sale rights contained in the shareholders’ agreement at a time when it would not be advantageous for us to do so. In addition, if we were forced to immediately liquidate this investment, and assuming we were able to find a buyer for it, the proceeds from such liquidation could be significantly less than the amount of our investment in Bio Pad or the current fair value of such investment.

Also, we have limited legal rights to control or influence the management of Bio Pad. Although Stephen E. King, our Chairman and Chief Executive Officer, currently serves on Bio Pad’s board of directors, Bio Pad’s management or board may take actions with which we disagree or which may not be in our best interests. Any inability to exercise significant influence over the operations, strategies and policies of Bio Pad means that decisions could be made that could adversely affect our results of operations and financial condition.

The required accounting treatment of our investment in Bio Pad may have a material adverse effect upon our financial results.

Under generally accepted accounting principles, we have recorded a significant amount of goodwill or other intangible assets on our balance sheet to account for our acquisition of our interest in Bio Pad. Goodwill is recorded to the extent that the cost of the investment exceeds the underlying equity in that investment. Furthermore, under current accounting guidelines, we must assess, at least annually and potentially more frequently, whether the value of any goodwill and other intangible assets recorded has been impaired. Any reduction or impairment of the value of goodwill or other intangible assets will require us to recognize a non-cash expense that could materially and adversely affect our reported results of operations in future periods.

In 2006, we began to reflect our investment in Bio Pad in our financial statements using the equity method of accounting. This accounting method requires us to record the investment in Bio Pad initially at cost and adjust the investment account to reflect our proportionate share of the income or losses of Bio Pad after the date of acquisition when earned or recognized by Bio Pad. Under the equity method, these adjustments are included in our net income or loss on our statement of operations. Thus, if Bio Pad were to recognize significant losses, which we expect is likely to occur for the foreseeable future, this would have a material adverse effect on our results of operations.

New and complementary businesses, product lines or technologies that we acquire or invest in could disrupt our business and, depending on how we finance these acquisitions or investments, result in the use of significant amounts of cash.

Our success depends in part on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. Accordingly, from time to time we may seek to acquire or invest in businesses, products or technologies instead of developing them ourselves. For example, in January 2007, we acquired the Today® Sponge product from Allendale. We may also seek to acquire other mature product lines that could be expected to generate positive cash flow for us upon acquisition.

Acquisitions and investments involve numerous risks, including:

•	the inability to complete the acquisition or investment;

•	disruption of our ongoing businesses and diversion of management attention;

•	difficulties in integrating the acquired entities, products or technologies;

•	difficulties in operating the acquired business profitably;

•	difficulties in transitioning key customer, distributor and supplier relationships;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	unanticipated costs.

In addition, our acquisition of Allendale and our investment in Bio Pad have resulted in, and any future acquisitions or investments we may make in the future may result in, one or more of the following:

•	issuances of dilutive equity securities, which may be sold at a discount to market price;

•	the use of significant amounts of cash;

•	the incurrence of debt and the assumption of significant liabilities;

•	unfavorable financing terms;

•	large one-time expenses; and

•	the creation of certain intangible assets, including goodwill, the write-down of which may result in significant charges to earnings.

The occurrence of any of these factors could materially harm our business or our operating results.

The development of our medical device products is uncertain, and delays or failures in obtaining regulatory approvals may prevent us from growing our revenues and may have a significant impact on our ability to generate profits.

Some of our products are in various stages of development, such as the Bio Pad fetal monitor. In the United States and most foreign countries, we must complete extensive human clinical trials that demonstrate the safety and efficacy of a product in order to apply for regulatory approval to market the product.

The regulatory approval process typically is extremely expensive, takes many years, and the timing or likelihood of any approval cannot be accurately predicted. As part of the regulatory approval process, we must conduct clinical trials for each product candidate to demonstrate its safety and efficacy. The length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly and may be difficult to predict. There is no guarantee that the clinical trials will demonstrate sufficient safety or efficacy of the products to meet the requirements of the U.S. Food and Drug Administration, or FDA, or those of foreign regulatory authorities. In addition, an independent review board, independent data safety monitoring board, the FDA or other regulatory authorities or we, ourselves, may suspend or terminate clinical trials at any time.

Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. In addition, the FDA and other regulatory agencies can delay, limit or deny approval for many reasons, such as a product candidate may not be deemed to be safe or effective; the manufacturing processes or facilities we have selected may not meet the applicable requirements; or changes in the regulatory agencies’ approval policies or adoption of new regulations may require additional clinical trials or other data. Delays in obtaining regulatory approval can be extremely costly in terms of lost sales opportunities and increased clinical trial costs. In addition, if we fail to obtain regulatory approval for our current or future product candidates or expanded indications for currently marketed products, we will be unable to market and sell such products and indications and, therefore, may never be profitable. Accordingly, any delay in, or failure to receive, approval for any of our product candidates may prevent us from growing our business and may have a significant impact on our ability to generate profits.

The patents and proprietary technology of others may not be enforceable, which may prevent us from selling, marketing or distributing some or all of our current or prospective product offerings, and the patent to the Today® Sponge has expired, which may result in the development of a competing product.

We do not own the patents for any of the products we currently market and sell to our customers, and we anticipate that products we will offer in the future will also be invented and developed by third parties. While we believe we have obtained the right to use the trademarks and trade names of certain of our current products, such as Today®, Fem-V™, MenoCheck® and MenocheckPro®, the technology patents and other proprietary rights related to certain of these products are held by their manufacturer or manufacturers. Even if we are successful in creating brand name awareness for these products and generating sales, it is possible that these proprietary rights may infringe, or be found to infringe, upon the proprietary rights of others. If relevant third-party proprietary rights are upheld as valid and enforceable, we could be prevented from marketing and selling our product offerings or be required to obtain a license and pay a required royalty to avoid future infringement. This could increase significantly and unexpectedly the cost of our operations and could have a material adverse effect on our financial condition and results of operations.

In December 1998, Allendale acquired the Today® Sponge, including the new drug application approved by the FDA on April 1, 1983 and the patent to the Today® Sponge. Because the patent to the Today® Sponge expired in 2002, third parties may invent and develop a similar and competing product to the Today® Sponge. The development of a similar and competing product could also result in a significant and unexpected increase in the cost of our operations and have a material adverse effect on our financial condition and results of operations.

We rely on a combination of provisions and agreements to protect our own proprietary rights, which may not sufficiently shield these rights from use, devaluation or appropriation by others.

We rely on a combination of trademark, trade name and trade secret protections for our own proprietary rights, including the brand names under which we market and sell our product offerings to customers. We may also in the future rely on additional patent, copyright and other similar protections as to these rights, and acquire other proprietary rights from others with similar protections in place. We also rely upon confidentiality agreements with our current and former employees, consultants and contractors. These agreements may be breached, and we may not have adequate remedies for any breaches. In addition, our trade secrets may become otherwise known or independently discovered by our competitors. Litigation may be required to defend against claims of infringement, to enforce our present or future intellectual property rights and to protect trade secrets. Litigation to protect these rights could result in substantial costs and diversion of management efforts regardless of the results of the litigation. An adverse result in litigation could subject us to significant liabilities with third parties, require disputed rights to be licensed or require us to cease using proprietary technologies or rights.

If we were to lose the services of Stephen E. King or David J. Harrison, we may not be able to execute our business strategy.

Our future success depends upon the continued service of Stephen E. King, our Chairman and Chief Executive Officer, and David J. Harrison, our President and Chief Operating Officer. Mr. King and Mr. Harrison are critical to the overall management of our company as well as the development of our product distribution, our marketing plans, our customer base, our culture and our strategic direction. While we have key person life insurance on Mr. King and Mr. Harrison, if we lose the services of one or both of them for any reason, we may not be able to execute our business strategy successfully.

We have a relatively new management team, which may make it difficult for you to evaluate our future prospects.

Our executive management team has worked together for only a relatively brief period, with two of our four executive officers having joined us since September 2005. Thus, the ability of current members of management to work together successfully has not been tested to any significant degree. Our success is also dependent upon management being able to hire and retain these and other additional qualified executive, marketing and other personnel. We may not be able to retain our current management or successfully attract or retain qualified management and other personnel in the future.

Restatements and amendments to our interim financial statements and quarterly reports, as well as deficiencies in our disclosure controls and procedures and internal control over financial reporting, may present a risk of future restatements and disclosure compliance errors and could in turn lead to legal exposure.

In 2006, we restated and amended our interim financial statements for the periods ended June 30 and September 30, 2005 and have filed amendments to our quarterly reports on Form 10-QSB for each of those periods reflecting these restatements. While in the process of amending our quarterly reports on Form 10-QSB to restate these financial statements, we also became aware of certain information that had been required to be included in these quarterly reports but which had been omitted from them, and other information in these reports which needed to be changed or corrected. As a result of all of the foregoing, we revised these quarterly reports to correct this information and to provide, among other things, that our disclosure controls and procedures were not effective as of June 30, 2005 and September 30, 2005.

As of December 31, 2005, our management concluded that our disclosure controls and procedures were also not effective, and since June 30, 2005, we took what we believe to be reasonable and appropriate steps to correct these deficiencies, including taking the following actions:

•	We hired a chief financial officer to provide oversight as to the financial reporting and SEC disclosure functions.

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We developed policies and procedures that will allow information about material events to be channeled to appropriate management decision makers, and to permit ultimate decisions regarding SEC reporting of material information and the preparation of SEC reports to be made within the time frames required by the SEC’s rules and forms.

•	We took the following steps to correct financial reporting controls:

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We retained an outside accounting firm which will provide significant strength to our internal auditing function, including establishing and documenting appropriate internal controls and a customer contract review process.

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All new customer contracts are reviewed and approved by our Chief Executive Officer, President and Chief Financial Officer, and a clear determination is made as to the proper revenue recognition of each contract prior to approval.

•	We periodically review all customer accounts to determine which accounts are delinquent and whether the existing revenue payment and receipt policies for those accounts should be adjusted or revised.

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Prior to the completion of our quarterly and annual financial statements, all new customer contracts are reviewed by our outside accounting firm retained to assist us with our internal audit functions and we obtain confirmation from this outside accounting firm that all revenue recognition methodologies comply with Staff Accounting Bulletin No. 104, Revenue Recognition.

Based upon the June 30, 2007 disclosure controls evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective to provide a reasonable level of assurance that our reports contain the information required by the federal securities laws. Any failure to implement and maintain improvements in our disclosure and internal controls in the future could cause us to fail to meet our reporting obligations under SEC rules and regulations. Any failure to maintain these controls (or to address any other deficiencies which have not been identified) could also cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our common stock, and in turn could have a material adverse effect on our business and financial results.

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and internal controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of the controls.

We have incurred, and will continue to incur, increased costs as a result of being an SEC reporting company, including costs associated with our internal control over financial reporting.

We became an SEC reporting company on August 12, 2005. Prior to that time, we did not file reports with the SEC and had no history operating as a reporting company. In addition, the Sarbanes-Oxley Act of 2002, as well as a variety of related rules implemented by the SEC, have required changes in corporate governance practices and generally increased the disclosure requirements of public companies. For example, as a result of becoming a reporting company, we are now required to file periodic and current reports, proxy statements and other information with the SEC and we must adopt policies regarding disclosure controls and procedures and regularly evaluate those controls and procedures. As a reporting company, we now incur significant additional legal, accounting and other expenses in connection with our public disclosure and other obligations. Management has also been engaged in assisting executive officers, directors, and to a more limited extent, stockholders, with matters related to insider trading and beneficial ownership reporting. We have also incurred, and will continue to incur significant expenses in connection with the registration for resale of shares of our common stock that we have sold to investors, as well as shares of common stock underlying the senior notes and certain outstanding options and warrants.

Although not presently applicable to us, beginning with our audited financial statements for the 2007 fiscal year, we will be required to establish, evaluate and report on our internal control over financial reporting, and to have our registered independent public accounting firm issue an attestation as to such reports. We are in the process of establishing internal controls and procedures that comport with applicable standards and frameworks for internal control over financial reporting. We are also assessing, developing and testing our system of internal controls to provide the basis for reports by management and our independent public accountants on our internal control over financial reporting. At this time, we cannot determine the total cost that we may ultimately incur with respect to our internal control over financial reporting compliance processes; however, we believe that, based on experience of similarly situated public companies, the cost of our compliance with these provisions may have a material adverse effect upon our results of operations and financial condition.

We have incurred, and expect to continue to incur, increased general and administrative expenses now that we operate as a reporting company. We incurred a significant increase in general and administrative expenses from year to year as compared to 2004 when we were not a public company. While not all of this increase in expenses was attributable to our reporting company status, we believe that our general and administrative expenses, including amounts that will be spent on outside legal counsel, accountants and professionals and other professional assistance, will increase in 2007 over 2006, which could require us to allocate what may be limited cash resources away from our operations and business growth plans. We also believe that compliance with the myriad of rules and regulations applicable to reporting companies and related compliance issues will divert time and attention of management away from operating and growing our business.

Being a public company also increases the risk of exposure to class action stockholder lawsuits and SEC enforcement actions, and increases the expense to obtain appropriate director and officer liability insurance on acceptable or even reduced policy limits and coverage. As a result, we may find it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers.

We may have difficulty in expanding our retail distribution network, which will limit our ability to sell sufficient quantities of product or grow our market share to create profits.

A significant portion of our net sales is generated in the retail market. Therefore, our business model depends greatly on our ability to place our product on retail shelves for availability to consumers. In order to compete effectively, gain market share and generate sufficient net sales, we must continue to expand our existing distribution network. Our targeted retailers are very protective of their limited shelf space. Our business model depends on being able to convince retailers that they will benefit from adding our products to their inventory. If stores and distributors are unwilling or unable to do so, we may not be able to sell sufficient quantities of product in order to create profits. Our failure to develop, maintain and continually improve our distribution network could give rise to a loss of market share or an inability to attain sufficient market share in order to create profits.

We are pursuing an aggressive marketing strategy, which will increase our expenses, but may never increase our revenue.

We believe that broad recognition and a favorable physician and consumer perception of our brands are essential for future success. Accordingly, we have commenced an aggressive marketing strategy, which includes direct marketing, advertising, promotional programs, and public relations activities to both the professional and consumer audiences. In addition, we have begun to relaunch the Today® Sponge product with an aggressive multimedia advertising campaign, and are cross-merchandising the Today® Sponge with our Fem-V™ product, as both products are targeted toward the same consumer audience. These initiatives will continue to involve significant expense. If this brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues.

To increase awareness of our brands, we will need to continue to spend significant amounts on our future marketing efforts. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotional expenses. Even if brand recognition increases, the number of physicians or consumers purchasing our products may not increase. Also, even if the number of new customers increases, those customers may not use our products on a regular basis and the constant identification of new customers must be successful to ensure increasing profitability.

We may be unable to successfully implement our growth strategy, which could limit our ability to increase revenue or create profits.

Our growth strategy is dependent upon our ability to increase sales and profit margins through the implementation of our business plan. Implementation of our business plan will depend in large part on our ability to:

•	successfully integrate new products from time to time;

•	establish, maintain and expand sales and distribution channels;

•	successfully raise capital, as needed, on favorable terms to fund this growth strategy in the future;

•	develop new business and products;

•	improve financial and management systems;

•	hire and retain highly skilled management, employees and consultants; and

•	establish brand identity and successfully implement our marketing campaigns.

Our failure with respect to any or all of these factors could impair our ability to successfully implement our growth strategy, and limit our ability to increase revenue and create profits. If we are successful in implementing our business plan and growth strategy, the anticipated future growth of the business could place a significant strain on our managerial, operational and financial resources. We cannot assure you that management would effectively manage a significant growth in our business.

Our business and prospects will suffer if consumers and medical professionals do not accept or purchase our diagnostic products.

We expect to earn a portion of our revenues from the sale of non-invasive diagnostic medical devices, both to consumers as well as through physicians. In some instances, we do not recognize revenue from the sale of our products until a product is actually purchased by a consumer, either through a retailer at the point of sale, or from a physician at the point of care. Therefore, unless we are able to put our products in the hands of a significant number of end-user customers, our business, results of operations and financial condition will suffer significantly.

New government regulations and changes in existing regulations that affect our products or the industry in which we operate may require us to incur significant compliance costs, cause the development of the affected markets to become impractical and limit our ability to generate profits.

The healthcare industry, including the products we market and sell, is highly regulated at all levels. Federal, state and foreign healthcare regulations must be complied with before a medical device, such as our non-invasive diagnostic tests, or a drug, such as the Today® Sponge, can be marketed and sold. Our ability to provide such products is and will continue to be affected by such regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies may require us to incur significant compliance costs, cause the development of the affected markets to become impractical and limit our ability to generate profits.

In addition, our manufacturers employ various quality control measures in an effort to ensure that our products conform to their intended specifications and meet the standards prescribed by applicable governmental regulations, including the FDA’s current Good Manufacturing Practices regulations. Notwithstanding our efforts, our products may contain undetected defects or non-conformities with specifications. Such defects or non-conformities could compel us to recall the affected product, make changes to or restrict distribution of the product, or take other remedial actions. The occurrence of such events may harm our relations with or result in the loss of customers, injure our reputation, impair market acceptance of our products, harm our financial results, and, in certain circumstances, expose us to product liability or other claims.

The products we offer are also subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. We may also be subject to related “plain language” statutes in place in many jurisdictions, which would require the use of simple, easy to read, instructions for consumers. Furthermore, the growth and demand for in-home tests could result in more stringent consumer protection laws that impose additional compliance burdens on us. Such consumer protection laws could result in substantial compliance costs and interfere with the conduct, growth and profitability of our business, which would have a material adverse effect upon us.

Sales of the Today® Sponge could suffer if the spermicide nonoxynol-9 is proved or perceived to be harmful.

Our distribution of the Today® Sponge is regulated by the FDA. The Today® Sponge uses the spermicide nonoxynol-9. The World Health Organization and other interested groups have issued reports suggesting that nonoxynol-9 should not be used for multiple daily acts of vaginal intercourse given the ingredient’s potential to cause irritation to human membranes when used in multiple dosings. If the FDA or state or foreign governments promulgate rules prohibiting or restricting the use of nonoxynol-9 in the Today® Sponge (such as new or additional labeling requirements), the Today® Sponge could become obsolete, which, in turn, could have a materially negative impact on our revenues and financial results.

We do not have the ability to control the volatility of sales, which may result in large fluctuations in our reported revenues from period to period.

Our business is dependent on selling our product in a volatile consumer-oriented marketplace. The retail consumer industry, by its nature, is very volatile and sensitive to numerous economic factors, including competition, market conditions, and general economic conditions. None of these conditions are within our control. Accordingly, there can be no assurance that we will have stable or growing sales, and otherwise achieve profitability, in this volatile consumer marketplace. It is possible that our sales will significantly fluctuate from period to period.

A successful product liability claim could require us to pay substantial damages and result in harm to our business reputation.

The marketing and distribution of the healthcare products we offer and sell involve the risk of product liability and similar claims. We carry product liability insurance in amounts we believe to be reasonable in light of the risks associated with our products. However, there can be no assurance that such coverage would be adequate to provide for any claims that may arise against us, or that any particular claim would be covered by our insurance. A successful claim brought against us could require us to pay substantial damages and result in harm to our business reputation, cause our products to be removed from the market or otherwise adversely affect our business and operations. Even if claims are ultimately unsuccessful, our business may be adversely affected by expenditure of personnel time and legal costs associated with defending such claims.

In addition, some customers require us to have a minimum level of product liability insurance coverage before they will purchase or accept our products for distribution. If we fail to satisfy insurance requirements, our ability to achieve broad distribution of our products could be limited, which could have a material adverse effect upon our business and financial condition.

We are substantially dependent upon a limited number of retail distributors for sales of our products, and the loss of one or more of them could significantly reduce our revenues.

During 2006, approximately 60% of our total net sales were made to five retail customers; namely Peyton Southeast, Publix Super Markets, Rite Aid, PSS World Medical and Walgreens. During 2006, approximately 77% of Allendale’s total net sales were made to two retail customers, Walgreens and Walmart. and to two distributors.

We currently do not have long-term sale or supply agreements with any of these retail distributors. These retail distributors are not contractually obligated to carry our products exclusively or for any period of time. Therefore, these retail distributors may purchase products that compete with our products or cease purchasing our products at any time. The loss of one or more of these customers could significantly reduce our net sales and limit our ability to create profit.

We may not be able to successfully integrate Allendale’s operations into our operations or ultimately realize the expected benefits of the merger with Allendale.

Our ability to realize the anticipated benefits of the merger with Allendale, which was completed on January 12, 2007, will depend, in part, on our ability to integrate Allendale’s business with our business in an efficient and effective manner. The combination of two independent companies is a complex, costly and time-consuming process. We and Allendale may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separate organizations, systems and facilities and addressing possible differences in business backgrounds, corporate cultures and management philosophies may increase the difficulties of integration. The companies operate numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing and regulatory compliance. The integration of certain operations following the merger will require the dedication of significant management resources, which may temporarily distract management’s attention from our day-to-day business. Employee uncertainty and lack of focus during the integration process may also disrupt our business and Allendale’s business. Any inability of management to integrate successfully Allendale’s operations with our operations could have a material adverse effect on our business and results of operations. We may not be able to achieve the anticipated operating and cost synergies or long-term strategic benefits of the merger. An inability to realize the full extent of, or any of, the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect on our business and results of operations, which may affect the value of the shares of our common stock.

We may not be able to retain employees and personnel with the most knowledge of Allendale’s business and operations, or Allendale’s customers and suppliers.

The success of the merger depends in part upon our ability to retain employees and other personnel with the most knowledge of Allendale’s business and operations. No assurance can be given that we will be able to retain these key employees. If these key employees depart because of uncertainty about their future roles and the potential complexities of integration, our business and Allendale’s business following the merger could be harmed.

Similarly, the success of the merger depends in part upon our ability to retain Allendale’s customers and suppliers. Uncertainties regarding the effect of the merger could cause customers, suppliers and others that deal with Allendale to defer transactions or other decisions affecting Allendale, seek to negotiate changes in existing business relationships with Allendale, or consider entering into business relationships with parties other than Allendale. Failure to retain Allendale’s customers and suppliers could materially harm our business and financial results.

The substantial costs of the merger may adversely impact our results of operations and business.

We and Allendale have incurred and will continue to incur substantial costs in connection with the merger and related senior note and warrant offering. These costs are primarily associated with the fees and expenses of attorneys, accountants and financial advisors. In addition, we and Allendale have each allocated and expended significant management resources in an effort to complete the merger and such offering. We have absorbed Allendale’s transaction expenses in addition to our own, which has adversely impacted our results of operations and business.

Allendale’s significant liquidity and capital needs may have a negative impact on our earnings and cash flow.

In addition to expenses of the merger, we must address the immediate and significant liquidity and capital needs of Allendale in order to sustain Allendale’s business and develop its operations. Doing so may drain financial and other resources from our other objectives and activities and there is no assurance that our management will successfully allocate our resources among our product lines and potential products. We and Allendale have each incurred losses and experienced negative cash flow from operations to date. Allendale had a working capital deficit of $15.7 million as of December 31, 2006. If we are unable to address our and Allendale’s working capital needs, we will be unable to successfully operate and grow our business and our financial condition and results of operation may be negatively affected.

Risks Related to Our Common Stock

Trading of our common stock is limited, which may make it difficult for you to sell your shares at times and prices that you feel are necessary or desirable.

Prices for our common stock are currently quoted on the OTC Bulletin Board, an inter-dealer quotation system that provides significantly less liquidity than the NASDAQ stock market or any other national securities exchange. In addition, trading in our common stock has historically been extremely limited. This limited trading adversely affects the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us. As a result, there could be a larger spread between the bid and ask prices of our common stock, and you may not be able to sell shares of our common stock when or at prices you desire.

A substantial number of shares of our outstanding common stock are currently, and a substantial number of shares of our outstanding common stock will become in the future, freely tradeable without restriction. Future sales of these shares by our stockholders may reduce our stock price, which would hinder our ability to raise funds in new stock offerings.

As of July 13, 2007, we had 34,723,397 shares of common stock outstanding. Assuming the continued effectiveness of the two registration statements described below, approximately 19,680,384 shares of common stock will be freely tradeable without restriction. This number includes the following:

•

10,106,034 shares of common stock registered a registration statement that was declared effective on April 17, 2007, including 9,991,983 shares of common stock underlying the senior notes and 114,051 shares of common stock underlying a placement agent warrant;

•	5,223,991 shares of common stock that are freely tradeable, except for any of such shares that may be held by our affiliates; and

•

4,350,359 shares of common stock that have been registered with the SEC in another registration statement that we are presently required to keep effective, including 1,605,684 shares of common stock underlying certain options and warrants.

We have also registered the issuance of up to 300,000 shares of common stock under our Consultant Stock Compensation Plan, of which 20,000 shares have been issued as of March 31, 2007.

We are required to keep the registration statement that was declared effective on April 17, 2007, current and effective until approximately April 2012 at the latest. In addition to this initial registration statement, which covers the resale of approximately 30% of the total number of shares underlying the securities issued in the senior note offering, we will be required to file and maintain the effectiveness of additional registration statements to register the remaining shares of our common stock. Moreover, we plan to file with the SEC a registration statement to register up to 3,000,000 shares of common stock issuable pursuant to our 2005 equity incentive plan.

We are also required to keep another existing registration statement described above current and effective until April 4, 2009, at the latest.

As a result, holders of a substantial amount of our existing shares and shares underlying outstanding options, warrants and other convertible securities have or will have the ability to sell, individually or in the aggregate, significant amounts of our common stock in the public market now and in the future. We may in the future issue, register for resale or grant registration rights to new investors, which would increase the number of shares of common stock that may be subsequently sold in the public market. Furthermore, the shares registered under future resale registration statements may also be resold under Rule 144 promulgated under the Securities Act.

Generally, increased numbers of freely tradable shares in the market reduce the market price of such shares. As stock prices decline, it becomes more difficult to raise additional capital through the sale of equity securities on acceptable terms, because the dilutive effect on the existing stockholders becomes more significant in these circumstances. Accordingly, sales of our common stock in the public market as a result of and after this offering may reduce the market price of our stock, which would hinder our ability to raise funds through sales of equity or equity-related securities in the future at a time and price that our management deems acceptable.

Holders of our stock may suffer substantial dilution upon the conversion of the senior notes and exercise of the warrants.

The issuance of shares of our common stock upon the conversion of the senior notes and the exercise of the warrants may dilute the ownership interests of our existing security holders. The issuance of shares of our common stock upon conversion of the senior notes and the exercise of the warrants may also have the effect of reducing any future net income per share to unexpected levels and could reduce the market price of our common stock unless revenue growth or cost savings sufficient to offset the effect of such issuance can be achieved. In addition, the existence of the senior notes may encourage short selling by market participants due to this potential dilution.

Our stock price is, and we expect it to remain, volatile, which could limit your ability to sell our stock at a profit.

The volatile price of our stock will make it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price and volatility of our common stock. These include, but are not limited to:

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	regulatory developments in the United States and foreign countries;

•	industry and general economic conditions;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our actual or anticipated sales, earnings and other quantitative or qualitative measures of our financial performance;

•	changes in financial estimates by securities analysts;

•	future sales of our common stock; and

•	a variety of other factors discussed elsewhere in “—Risk Factors.”

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and for smaller companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad industry and market factors may materially and adversely affect our stock price, regardless of our operating performance.

If you are not an institutional investor, you must be a resident of and sell your securities from and into a jurisdiction where an exemption from registration is available or where the securities have been registered or qualified in order to purchase our securities, and investors may engage in resale transactions only in those jurisdictions.

We have not applied to register our securities, or obtained an exemption from registration, in any state. Such compliance with state securities laws, also called “blue sky” provisions, can be very expensive and time consuming because our common stock is not listed on a national securities exchange. Except where we have contractually agreed to bear the financial responsibility for blue sky compliance, it is the individual selling stockholders who must maintain blue sky compliance and bear the financial responsibility for doing so. If you are not an institutional investor, you must be a resident of and sell your securities from and into a jurisdiction where an exemption from registration is available or has been obtained or where the securities have been qualified or registered in order to purchase our securities. In addition, resale transactions may generally only be conducted in jurisdictions where an exemption from registration is available or has been obtained or where the resale has been qualified or registered. The definition of an institutional investor varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. This restriction on resale may limit your ability to resell any securities you own or hold and may impact the price of our securities.

Holders of our stock have suffered, and will continue to suffer, substantial dilution.

Persons owning and holding shares of our common stock may suffer dilution upon the conversion of our senior notes and the exercise of outstanding options, warrants and unit purchase options. In addition, investors in our existing financing agreements have anti-dilution protections that could serve to further dilute the interests of other holders of our common stock, and we may issue a substantial amount of securities in the future, including stock or stock options granted to directors, officers, employees, or key consultants. We are required to register for public sale or resale a large number of these shares, which will serve to increase substantially the public float of our common stock.

To a great extent, we are presently dependent upon external financing to fund our operations. To the extent that this financing is raised from the issuance and sale of common stock or securities convertible into or exchangeable for common stock, such issuances and sales will have a dilutive impact on our other stockholders and the issuance or even potential issuance of such shares could have a negative impact on the market price of our common stock.

Furthermore, any grants or registrations for public sale or resale of additional securities will have a dilutive effect to existing stockholders, both in terms of their equity investment and the market value of that investment. In such event, our existing stockholders and investors who decide to purchase our securities in the future may incur substantial dilution of their interest.

Certain investors may have significant influence over our capital raising efforts.

Investors in our prior debt and equity financing offerings and the senior notes offering have certain control over our ability to raise capital in the future. For certain and varying periods of time, these investors have:

•	participation rights to purchase up to a specified quantity of the securities issued in certain of our future equity financings;

•	full ratchet or weighted-average anti-dilution rights that may be triggered if we sell common stock or common stock equivalents with a purchase price less than a stated price;

•

prohibitions on issuances of convertible securities, such as options, warrants or convertible preferred stock, where the conversion ratio or exercise price is based upon or varies with the trading prices of our common stock after the initial issuance of the convertible securities, or, in some cases, if the reset feature is tied to specified or contingent events directly or indirectly related to our business or the market for our common stock; and

•	“blocking” rights that prohibit certain issuances of common stock or common stock equivalents without the approval of the investors.

These rights may inhibit or prevent us from entering into certain capital raising transactions that we may believe necessary or desirable for the growth of our business or our continued operations. Alternatively, the operation of these rights may increase the cost of entering into future capital raising transactions. The existence and enforcement of these rights may have a material adverse effect on us and our financial condition.

These investors also have registration rights which require us to file registration statements with the SEC to register the shares of common stock purchased in these offerings, as well as common stock underlying certain options and warrants sold as part of the offerings. We must also use best commercial efforts to obtain the effectiveness of the registration statements, and we must maintain the effectiveness of the registration statements for a period of at most five years. These registration statements cover a significant amount of our authorized and outstanding shares, as well as a large number of shares that have not yet been issued but which may be received upon the exercise of certain options, warrants and other convertible securities. These registration rights may make it more difficult for us to raise capital by depressing the market price of our stock and by providing a significant risk of future dilution in the market for our common stock. Furthermore, any failure to register shares on a timely basis or at all will require us to pay to each holder of registrable securities a monthly penalty of up to 1.5% of the total purchase price of such registrable securities while in non-compliance. We are currently not in compliance with several of these provisions and are incurring the specified penalties. The payment of these penalties may have a material adverse effect on our financial condition and results of operations.

Our stock is, and may continue to be, classified as a “penny stock,” which may make it more difficult for you to sell our shares either directly or through a broker.

As of August 2, 2007, the closing price of a share of our common stock on the OTC Bulletin Board was $0.50. Because our stock is not listed on an exchange and presently trades at a price of less than $5.00 per share, it is and may continue to be classified as a “penny stock.” Brokers and dealers effecting trades in penny stocks are generally subject to increased disclosure requirements under the Securities Enforcement and Penny Stock Reform Act of 1990. Unless an exception is available, these regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Furthermore, brokers and dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share. These rules and regulations may adversely affect the market for and liquidity of our common stock by limiting the ability of brokers, dealers and stockholders to sell our securities in the secondary market.

Provisions in our amended articles of incorporation and amended and restated bylaws, as well as applicable law, may have anti-takeover effects.

Some provisions in our amended articles of incorporation, our amended and restated bylaws and Nevada law could delay or prevent a change in control of our company, even if that change might be beneficial to our stockholders. These provisions can depress the market price of our securities and can limit our stockholders’ ability to receive a premium on their shares by discouraging takeover and tender offer bids.

For example, our stockholders have no right to call a special meeting of stockholders. Under Nevada law, directors may be removed only by a vote of two-thirds of the issued and outstanding voting power entitled to vote. Also, our amended and restated bylaws provide specific limitations and requirements for stockholders to nominate directors for election to the board and to propose matters for consideration at stockholders’ meetings. These procedural provisions may make it harder for stockholders and others to effect changes in our board of directors, even where they believe such changes would be in the best interests of all stockholders.

In addition, our board of directors has the authority, without further approval of our stockholders, to issue shares of preferred stock having such rights, preferences and privileges as the board of directors may determine, including provisions that might delay or hinder our takeover. Any such issuance of shares of preferred stock could, under some circumstances, have the effect of delaying or preventing a change in control and might adversely affect the rights of holders of our common stock.

We are also subject to the provisions of the “combinations with interested stockholders” statute under Nevada corporate law. This statute prohibits specified persons who, together with affiliates and associates, beneficially own, or within three years did beneficially own, 10% or more of the outstanding voting stock of a Nevada corporation, from engaging in specified business combinations and transactions with the corporation for a period of three years after the date on which the person became an interested stockholder, unless the combination or the transaction by which the person first became an interested stockholder is approved by the corporation’s board of directors before the person first became an interested stockholder. This provision may also have the effect of deterring a takeover of or other transaction with our company that may be in the best interests of our stockholders. It also may deter or delay legitimate or beneficial transactions between us and beneficial owners of 10% or more of our stock.